Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 (Commission File No. 333-252077) of Nuveen Global Cities REIT, Inc. (the “Company”), the prospectus included therein (the “Prospectus”), and any future amendments or supplements thereto, and (2) the inclusion of our estimated values of the Company’s real property interests as of May 31, 2021 (presented in the line item “Investments in real property” on Page 118 of the Prospectus), and in any future amendments or supplements thereto.

June 17, 2021

/s/ RERC, LLC
RERC, LLC
Houston, Texas